Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Complete Solaria, Inc. of our report dated December 16, 2024, relating to the combined financial statements of the SunPower Businesses (the “Acquired Company”), appearing in Complete Solaria, Inc.’s Current Report on Form 8-K/A filed December 16, 2024. Our report contains an explanatory paragraph regarding the Acquired Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Atlanta, GA

December 27, 2024